                                                                      EXHIBIT 11

                         BECTON, DICKINSON AND COMPANY

                       COMPUTATION OF EARNINGS PER SHARE

                 YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                      1997      1996      1995
---------------------------------------------------------------------------------
            PRIMARY EARNINGS PER SHARE
            --------------------------
Net income......................................... $300,074  $283,447  $251,696
Less preferred stock dividends.....................   (3,365)   (3,484)   (3,596)
                                                    --------  --------  --------
Net income applicable to common stock.............. $296,709  $279,963  $248,100
                                                    ========  ========  ========
Shares:
   Average shares outstanding......................  122,543   126,709   134,144
   Add dilutive stock equivalents from stock plans.    6,429     6,086     4,258
                                                    --------  --------  --------
   Weighted average number of common and common
    equivalent shares outstanding during the year..  128,972   132,795   138,402
                                                    ========  ========  ========
Earnings per share................................. $   2.30  $   2.11  $   1.79
                                                    ========  ========  ========
         FULLY DILUTED EARNINGS PER SHARE
         --------------------------------
Net income applicable to common stock.............. $296,709  $279,963  $248,100
Add preferred stock dividends using the "if
 converted" method.................................    3,365     3,484     3,596
Less additional ESOP contribution, using the "if
 converted" method.................................   (1,124)   (1,288)   (1,420)
                                                    --------  --------  --------
Net income for fully diluted earnings per share.... $298,950  $282,159  $250,276
                                                    ========  ========  ========
Shares:
   Average shares outstanding......................  122,543   126,709   134,144
   Add:
     Dilutive stock equivalents from stock plans...    6,488     6,667     5,450
     Shares issuable upon conversion of preferred
      stock........................................    2,772     2,871     2,968
                                                    --------  --------  --------
   Weighted average number of common shares used in
    calculating fully diluted earnings per share...  131,803   136,247   142,562
                                                    ========  ========  ========
Fully diluted earnings per share................... $   2.27  $   2.07  $   1.76
                                                    ========  ========  ========